UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 6, 2013

Quest Diagnostics Incorporated
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or other jurisdiction of Incorporation)

001-12215	16-1387862
(Commission File Number)	(I.R.S. Employer Identification No.)

Three Giralda Farms Madison, NJ 07940	07940
(Address of principal executive offices)	(Zip Code)

(973) 520-2700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure

On June 6, 2013, Quest Diagnostics Incorporated (the "Company") issued a press release announcing that its President and Chief Executive Officer, Stephen H. Rusckowski, presented at the Jefferies 2013 Global Healthcare Conference in New York City today. During the presentation, Mr. Rusckowski reaffirmed the Company's guidance for its results from continuing operations, before special items, for the full-year 2013:

•	Revenues are expected to approximate the prior-year level;

•	Earnings per diluted share are expected to be between $4.35 and $4.55;

•	Cash provided by operations is expected to approximate $1 billion; and

•	Capital expenditures are expected to approximate $250 million.

In his remarks, Mr. Rusckowski stated: “We remain comfortable with our guidance for the full-year 2013 as we are making good progress on all five points of our business strategy. As we've said, 2013 is a building year and we expect to see improvements in revenues and earnings versus the prior year starting in the second half. Second quarter revenues and earnings are expected to be down versus the prior year, but improved compared to first quarter results."

Mr. Rusckowski also stated: “We continue to anticipate stronger performance in the second half, as compared to the first half, due to easier comparisons and because we are making progress in our efforts to drive operational excellence and restore growth. We expect year-over-year benefits of our Invigorate cost savings program to ramp up significantly in the second half, contributing approximately twice what it is expected to contribute in the first half.”

Separately, the company announced it is making progress in the search for a new Chief Financial Officer. Robert A. Hagemann, Senior Vice President and CFO, has agreed to delay his departure previously planned for May 31 to assist with the transition.

A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein. A copy of Mr. Rusckowski's presentation at the conference is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01     Financial Statements and Exhibits

d.	Exhibit	Description
	99.1	Press Release
	99.2	Presentation

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

June 6, 2013

QUEST DIAGNOSTICS INCORPORATED

By:     /s/ William J. O’Shaughnessy, Jr.
William J. O’Shaughnessy, Jr.
Assistant General Counsel and Secretary